Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-219725

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED AUGUST 14, 2017)

17,814,790 Shares

Common Stock

This prospectus supplement supplements and amends the prospectus dated August 14, 2017 related to the sale or other disposition from time to time, of up to 17,814,790 shares of common stock, par value $0.001 per share, of iBio, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated July 24, 2017 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated August 14, 2017, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is listed on NYSE American under the ticker symbol “IBIO”. On November 20, 2017, the last reported sale price per share of our common stock was $0.28 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 filed with the Securities and Exchange Commission on November 9, 2017, our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2017 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2017, attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___ to ___

Commission file number 001-35023

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2797813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Madison Avenue, Suite 1601, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(302) 355-0650

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes  ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐    No  ☒

Shares of Common Stock outstanding as of November 9, 2017:           92,818,510

iBio, Inc.

2

PART I. FINANCIAL INFORMATION

Item 1.    Financial Statements

iBio, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	September 30, 2017	June 30, 2017
	(Unaudited)	(See Note 2)
Assets
Current assets:
Cash	$5,916	$8,088
Accounts receivable - trade	260	175
Work in process	-	26
Prepaid expenses and other current assets	206	283
Total Current Assets	6,382	8,572

Fixed assets, net of accumulated depreciation	25,268	25,589
Intangible assets, net of accumulated amortization	1,757	1,823
Security deposit	26	26
Total Assets	$33,433	$36,010

Liabilities and Equity
Current liabilities:
Accounts payable (related party of $56 and $87 as of September 30, 2017 and June 30, 2017, respectively)	$596	$749
Accrued expenses (related party of $778 and $650 as of September 30, 2017 and June 30, 2017, respectively)	1,047	924
Capital lease obligation – current portion	187	183
Deferred revenue	276	157
Total Current Liabilities	2,106	2,013

Capital lease obligation - net of current portion	25,034	25,082

Total Liabilities	27,140	27,095

Commitments and Contingencies

Equity
iBio, Inc. Stockholders’ Equity:
Preferred stock - $0.001 par value; 1,000,000 shares authorized; 1 share issued and outstanding as of both September 30, 2017 and June 30, 2017	-	-
Common stock - $0.001 par value; 175,000,000 shares authorized; 92,818,510 and 89,118,510 shares issued and outstanding as of September 30, 2017 and June 30, 2017, respectively	93	89
Additional paid-in capital	82,178	80,977
Accumulated other comprehensive loss	(29)	(29)
Accumulated deficit	(75,949)	(72,123)
Total iBio, Inc. Stockholders’ Equity	6,293	8,914
Noncontrolling interest	-	1
Total Equity	6,293	8,915
Total Liabilities and Equity	$33,433	$36,010

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

iBio, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited; Dollars in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2017	2016
Revenues	$122	$135

Operating expenses:
Research and development (related parties of $176 and $239), net of $44 and $36 in grant income	985	820
General and administrative (related parties of $206 and $175)	2,498	2,469
Total operating expenses	3,483	3,289

Operating loss	(3,361)	(3,154)

Other income (expense):
Interest expense (related party of $480 and $483)	(480)	(483)
Interest income	5	13
Royalty income	9	12

Total other income (expense)	(466)	(458)

Consolidated net loss	(3,827)	(3,612)
Net loss attributable to noncontrolling interest	1	551
Net loss attributable to iBio, Inc.	(3,826)	(3,061)
Preferred stock dividends	(66)	-
Net loss available to iBio, Inc.	$(3,892)	$(3,061)

Comprehensive loss:
Consolidated net loss	$(3,827)	$(3,612)
Other comprehensive loss - foreign currency translation adjustments	-	-

Comprehensive loss	$(3,827)	$(3,612)

Loss per common share attributable to iBio, Inc. stockholders – basic and diluted	$(0.04)	$(0.03)

Weighted-average common shares outstanding – basic and diluted	91,853	89,109

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

iBio, Inc. and Subsidiaries

Condensed Consolidated Statement of Equity

Three Months Ended September 30, 2017

(Unaudited; In thousands)

						Accumulated
					Additional	Other
	Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Interest	Total

Balance as of July 1, 2017	-	$-	89,119	$89	$80,977	$(29)	$(72,123)	$1	$8,915

Sale of common stock	-	-	2,500	3	997	-	-	-	1,000

Commitment fee for issuance of common stock	-	-	1,200	1	(1)	-	-	-	-

Share-based compensation	-	-	-	-	205	-	-	-	205

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	(3,826)	(1)	(3,827)

Balance as of September 30, 2017	-	$-	92,819	$93	$82,178	$(29)	$(75,949)	$-	$6,293

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

iBio, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited; In Thousands)

	Three Months Ended
	September 30,
	2017	2016

Cash flows from operating activities:
Consolidated net loss	$(3,827)	$(3,612)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Share-based compensation	205	265
Amortization of intangible assets	85	88
Depreciation	338	324
Changes in operating assets and liabilities:
Accounts receivable - trade	(85)	315
Accounts receivable - unbilled	-	61
Work in process	26	22
Prepaid expenses and other current assets	77	131
Security deposit	-	2
Accounts payable	(78)	53
Accrued expenses	123	102
Deferred revenue	119	(24)

Net cash used in operating activities	(3,017)	(2,273)

Cash flows from investing activities:
Additions to intangible assets	(15)	(202)
Purchases of fixed assets	(96)	(400)

Net cash used in investing activities	(111)	(602)

Cash flows from financing activities:
Proceeds from sale of common stock	1,000	-
Payment of capital lease obligation	(44)	(41)

Net cash provided by (used in) financing activities	956	(41)

Net decrease in cash	(2,172)	(2,916)
Cash - beginning of period	8,088	23,014
Cash - end of period	$5,916	$20,098

Schedule of non-cash activities:
Unpaid intangible assets included in accounts payable	$7	$184
Intangible assets included in accounts payable in FY 2017, paid in FY 2018	$11	$-
Unpaid fixed assets included in accounts payable	$9	$71
Fixed assets included in accounts payable in FY 2017, paid in FY 2018	$87	$-

Supplemental cash flow information:
Cash paid during the period for interest	$481	$484

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

6

iBio, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Nature of Business

iBio, Inc. and Subsidiaries (“iBio” or the “Company”) is a biotechnology company focused on using our proprietary technologies and production facilities to provide product development and manufacturing services to clients, collaborators and third-party customers as well as developing and commercializing our own product candidates.

iBio was established as a public company in August 2008 as the result of a spinoff from Integrated BioPharma, Inc. The Company operates in one business segment under the direction of its Executive Chairman. The Company’s wholly-owned and majority-owned subsidiaries are as follows:

iBIO DO BRASIL BIOFARMACÊUTICA LTDA (“iBio Brazil”) – iBio Brazil is a subsidiary organized in Brazil in which the Company has a 99% interest. iBio Brazil was formed to manage and expand the Company’s business activities in Brazil. The activities of iBio Brazil are intended to include coordination and expansion of the Company’s existing relationship with Fundacao Oswaldo Cruz/Fiocruz (“Fiocruz”) beyond the current Yellow Fever Vaccine program (see Note 8) and development of additional products with private sector participants for the Brazilian market. iBio Brazil commenced operations during the first quarter of the fiscal year ended June 30, 2015.

iBio Manufacturing LLC (“iBio Manufacturing”) – iBio Manufacturing, a wholly-owned subsidiary, is a Delaware limited liability company formed in November 2015. iBio Manufacturing has not commenced any activities to date.

iBio CDMO LLC (“iBio CDMO”) – iBio CDMO is a Delaware limited liability company formed on December 16, 2015 as iBio CMO, LLC to develop and manufacture plant-made pharmaceuticals. Effective July 1, 2017, iBio CMO changed its name to iBio CDMO. As of December 31, 2015, the Company owned 100% of iBio CDMO. On January 13, 2016, the Company entered into a contract manufacturing joint venture with an affiliate of Eastern Capital Limited (“Eastern”), a stockholder of the Company (the “Eastern Affiliate”). The Eastern Affiliate contributed $15 million in cash for a 30% interest in iBio CDMO. The Company retained a 70% interest in iBio CDMO and contributed a royalty-bearing license which grants iBio CDMO a non-exclusive license to use the Company’s proprietary technologies for research purposes and an exclusive U.S. license for manufacturing purposes. The Company retained the exclusive right to grant product licenses to those who wish to sell or distribute products made using the Company’s technologies.

On February 23, 2017, the Company entered into an exchange agreement with the Eastern Affiliate, pursuant to which the Company acquired substantially all of the interest in iBio CDMO held by the Eastern Affiliate in exchange for one share of the Company’s iBio CMO Preferred Tracking Stock, par value $0.001 per share. After giving effect to the transaction, the Company owns 99.99% of iBio CDMO. See Note 9 for a further discussion.

iBio CDMO’s operations take place in Bryan, Texas in a facility controlled by another affiliate of Eastern (the “Second Eastern Affiliate”) as sublandlord. The facility is a 139,000-square foot Class A life sciences building on the campus of Texas A&M University, designed and equipped for plant-made manufacture of biopharmaceuticals. The Second Eastern Affiliate granted iBio CDMO a 34-year capital lease for the facility as well as certain equipment (see Note 8). Commercial operations commenced in January 2016. iBio CDMO expects to operate on the basis of three parallel lines of business: (1) Development and manufacturing of third-party products; (2) Development and production of iBio’s proprietary product(s) for treatment of fibrotic diseases and/or other proprietary iBio products; and (3) Commercial technology transfer services including facility design, as needed.

2.	Basis of Presentation

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared from the books and records of the Company and include all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Rule 8-03 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission. Accordingly, these interim financial statements do not include all of the information and footnotes required for complete annual financial statements. Interim results are not necessarily indicative of the results that may be expected for the full year. Interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, from which the accompanying condensed consolidated balance sheet dated June 30, 2017 was derived.

7

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated as part of the consolidation.

Foreign Currency

The Company accounts for foreign currency translation pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 830, “Foreign Currency Matters.” The functional currency of iBio Brazil is the Brazilian Real. Under FASB ASC 830, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in Reals are reflected in the statement of operations as appropriate. Translation adjustments are included in accumulated other comprehensive loss. For the three months ended September 30, 2017, any translation adjustments were considered immaterial and did not have a significant impact on the Company's consolidated financial statements.

Going Concern

Since its spin-off from Integrated BioPharma, Inc. in August 2008, the Company has incurred significant losses and negative cash flows from operations. As of September 30, 2017, the Company’s accumulated deficit was $75.9 million. For the three months ended September 30, 2017, the Company’s net loss was approximately $3.8 million and it had cash used in operating activities of $3.0 million.

The Company has historically financed its activities through the sale of common stock and warrants. Through September 30, 2017, the Company has dedicated most of its financial resources to research and development, including the development and validation of its own technologies and the development of a proprietary therapeutic product against fibrosis based upon those technologies, advancing its intellectual property, the build-out and recommissioning of its CDMO facility, and general and administrative activities.

As of September 30, 2017, the Company has not completed development of or commercialized any vaccine or therapeutic product candidates. As such, the Company expects to continue to incur significant expenses and operating losses for at least the next year. The Company anticipates that its expenses and losses will increase substantially if the Company:

•	initiates clinical trials of its product candidates;

•	continues the research and development of our product candidates;

•	seeks to discover additional product candidates; and

•	adds operational, financial and management information systems and personnel, including personnel to support our product development and manufacturing efforts.

To become and remain profitable, the Company must succeed in commercializing its technologies or the Company, alone or with its licensees, must succeed in developing and eventually commercializing products that generate significant revenue. In addition, profitability will depend on continuing to attract and maintain customers for the development, manufacturing and technology transfer services offered by the Company’s subsidiary iBio CDMO.

On July 24, 2017, the Company entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, pursuant to which Lincoln Park has agreed to purchase from the Company up to an aggregate of $16,000,000 of the Company’s common stock (subject to certain limitations) from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement”). As a result, on July 24, 2017, 1,200,000 shares of the Company’s common stock were issued to Lincoln Park as consideration for Lincoln Park’s commitment to purchase shares of its common stock under the agreement, and the Company sold 2,500,000 shares of common stock to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000. See Note 9 for a further discussion of the transaction.

The extent to which the Company utilizes the purchase agreement with Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of the Company’s common stock, the volume of trading in the Company’s common stock and the extent to which the Company is able to secure funds from other sources. The number of shares that the Company may sell to Lincoln Park under the purchase agreement on any given day and during the term of the agreement is limited. Additionally, the Company and Lincoln Park may not effect any sales of shares of our common stock under the purchase agreement during the continuance of an event of default under the purchase agreement.

The history of significant losses, the negative cash flow from operations, the limited cash resources currently on hand and the dependence by the Company on its ability – about which there can be no certainty – to obtain additional financing to fund its operations after the current cash resources are exhausted raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements were prepared under the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

8

The Company plans to fund its future business operations using cash on hand, through proceeds from the sale of additional equity or other securities, including sales of common stock to Lincoln Park pursuant to the common stock purchase agreement entered into on July 24, 2017, and through proceeds realized in connection with license and collaboration arrangements and the operation of our subsidiary, iBio CDMO.

The Company cannot be certain that such funding will be available on favorable terms or available at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. If the Company is unable to raise funds when required or on favorable terms, this assumption may no longer be operative, and the Company may have to: a) significantly delay, scale back, or discontinue the product application and/or commercialization of its proprietary technologies; b) seek collaborators for its technology and product candidates on terms that are less favorable than might otherwise be available; c) relinquish or otherwise dispose of rights to technologies, product candidates, or products that it would otherwise seek to develop or commercialize; or d) possibly cease operations.

3.	Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 3 of the Notes to Financial Statements in the Annual Report on Form 10-K for the year ended June 30, 2017.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates include the valuation of intellectual property, legal and contractual contingencies and share-based compensation. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. Deferred revenue represents billings to a customer to whom the services have not yet been provided.

9

The Company’s contract revenue consists primarily of amounts earned under contracts with third-party customers and reimbursed expenses under such contracts. The Company analyzes its agreements to determine whether the elements can be separated and accounted for individually or as a single unit of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-25, “Revenue Arrangements with Multiple Deliverables,” and Staff Accounting Bulletin 104, “Revenue Recognition.” Allocation of revenue to individual elements that qualify for separate accounting is based on the separate selling prices determined for each component, and total contract consideration is then allocated pro rata across the components of the arrangement. If separate selling prices are not available, the Company will use its best estimate of such selling prices, consistent with the overall pricing strategy and after consideration of relevant market factors. In Fiscal 2017 and Fiscal 2016, the Company did not have any revenue arrangements with multiple deliverables.

The Company generates (or may generate in the future) contract revenue under the following types of contracts:

Fixed-Fee

Under a fixed-fee contract, the Company charges a fixed agreed upon amount for a deliverable. Fixed-fee contracts have fixed deliverables upon completion of the project. Typically, the Company recognizes revenue for fixed-fee contracts after projects are completed, delivery is made and title transfers to the customer, and collection is reasonably assured.

Time and Materials

Under a time and materials contract, the Company charges customers an hourly rate plus reimbursement for other project specific costs. The Company recognizes revenue for time and material contracts based on the number of hours devoted to the project multiplied by the customer’s billing rate plus other project specific costs incurred.

Grant Income

Grants are recognized as income when all conditions of such grants are fulfilled or there is a reasonable assurance that they will be fulfilled. Grant income is classified as a reduction of research and development expenses. Grant income amounted to approximately $44,000 and $36,000 for the three months ended September 30, 2017 and 2016, respectively.

Work in Process

Work in process consists primarily of the cost of labor and other overhead incurred on contracts that have not been completed. Work in process totaled $0 and approximately $26,000 at September 30, 2017 and June 30, 2017, respectively.

Research and Development

The Company accounts for research and development costs in accordance with the FASB ASC 730-10, “Research and Development” (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved.

Fixed Assets

Fixed assets are stated at cost net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years.

Assets held under the terms of capital leases are included in fixed assets and are depreciated on a straight-line basis over the terms of the leases or the economic lives of the assets. Obligations for future lease payments under capital leases are shown within liabilities and are analyzed between amounts falling due within and after one year (see Note 5).

Intangible Assets

The Company accounts for intangible assets at their historical cost and records amortization utilizing the straight-line method based upon their estimated useful lives. Patents are amortized over a period of ten years and other intellectual property is amortized over a period from 16 to 23 years. The Company reviews the carrying value of its intangible assets for impairment whenever events or changes in business circumstances indicate the carrying amount of such assets may not be fully recoverable. Evaluating for impairment requires judgment, and recoverability is assessed by comparing the projected undiscounted net cash flows of the assets over the remaining useful life to the carrying amount. Impairments, if any, are based on the excess of the carrying amount over the fair value of the assets. There were no impairment charges for the quarters ended September 30, 2017 and 2016.

Foreign Currency

The Company accounts for foreign currency translation pursuant to FASB ASC 830, “Foreign Currency Matters” (“ASC 830”). The functional currency of iBio Brazil is the Brazilian Real. Under FASB ASC 830, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in Reals are reflected in the statement of operations as appropriate. Translation adjustments are included in accumulated other comprehensive loss.

10

Recently Issued Accounting Pronouncements

In May 2014, ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) was issued. The amendments in ASU 2014-09 affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in ASC 605, “Revenue Recognition,” and most industry-specific guidance, and creates ASC 606, “Revenue from Contracts with Customers.”

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

11

ASU 2014-09 was scheduled to be effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. Early application is not permitted. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date” (“ASU 2015-14”) which defers the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for fiscal years beginning after December 15, 2017 (year ended June 30, 2019 for the Company) including interim periods within that reporting period.  Earlier application is permitted only as of annual reporting periods beginning after December 15, 2015, including interim reporting periods within that reporting period. The Company is currently evaluating the effects of adopting ASU 2014-09 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements as of the filing of this report.

Effective January 1, 2016, the Company adopted ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU 2014-12”).  ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. An entity should recognize compensation cost in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. ASU 2014-12 became effective for interim and annual periods beginning on or after December 15, 2015. The adoption of ASU 2014-12 did not have a significant impact on the Company’s consolidated financial statements.

Effective June 30, 2017, the Company adopted ASU 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”).  Before the issuance of ASU 2014-15, there was no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. This guidance is expected to reduce the diversity in the timing and content of footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in auditing standards generally accepted in the United States of America as specified in the guidance. The adoption of ASU 2014-15 did not have a significant impact on the Company’s consolidated financial statements.

On January 1, 2017, the Company adopted ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). ASU 2015-17 requires deferred tax assets and liabilities to be classified as noncurrent in the consolidated balance sheet. A reporting entity should apply the amendment prospectively or retrospectively. The adoption of ASU 2015-17 did not have a significant impact on its consolidated financial statements as the Company continues to provide a full valuation allowance against its net deferred tax assets.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This guidance is effective for fiscal years beginning after December 15, 2017 (quarter ending September 30, 2018 for the Company), including interim periods within those fiscal years. The Company will evaluate the effects of adopting ASU 2016-01 if and when it is deemed to be applicable.

12

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which supersedes existing guidance on accounting for leases in “Leases (Topic 840).”  The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet.  A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  The new guidance is effective for annual reporting periods beginning after December 15, 2018 (quarter ending September 30, 2019 for the Company) and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects of adopting ASU 2016-02 on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 affects entities that issue share-based payment awards to their employees. ASU 2016-09 is designed to simplify several aspects of accounting for share-based payment award transactions which include the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and forfeiture rate calculations. This guidance is effective for annual periods beginning after December 15, 2016 (quarter ended September 30, 2017 for the Company), including interim periods within those fiscal years. Effective July 1, 2017, the Company adopted ASU 2016-09 and will continue to estimate forfeitures at each reporting period, rather than electing an accounting policy change to record the impact of such forfeitures as they occur.  The adoption of ASU 2016-09 did not have a significant impact on the Company’s consolidated financial statements.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”) related to identifying performance obligations and licensing. ASU 2016-10 is meant to clarify the guidance in FASB ASU 2014-09, “Revenue from Contracts with Customers.” Specifically, ASU 2016-10 addresses an entity’s identification of its performance obligations in a contract, as well as an entity’s evaluation of the nature of its promise to grant a license of intellectual property and whether or not that revenue is recognized over time or at a point in time. The pronouncement has the same effective date as the new revenue standard, which is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. The Company is currently evaluating the effects of adopting ASU 2016-10 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements as of the filing of this report.

In May 2016, the FASB issued ASU 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients" ("ASU 2016-12"). The amendments in ASU 2016-12 affect the guidance in ASU 2014-09 by clarifying certain specific aspects of the guidance, including assessment of collectability, treatment of sales taxes and contract modifications, and providing certain technical corrections. ASU 2016-12 will have the same effective date and transition requirements as ASU 2014-09. The Company is currently evaluating the effects of adopting ASU 2016-12 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements as of the filing of this report.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017 (year ending June 30, 2019 for the Company). The new standard will require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently in the process of evaluating the impact of ASU 2016-15 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements as of the filing of this report.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”) with the objective to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. The new standard will require entities to recognize the income tax consequences of an intra-entity transfer of non-inventory asset when the transfer occurs. The guidance is effective for fiscal years beginning after December 15, 2017 (year ending June 30, 2019 for the Company), and early adoption is permitted. The Company is currently evaluating the effects of adopting ASU 2016-16 on its consolidated financial statements but the adoption is not expected to have a significant impact as of the filing of this report.

In October 2016, the FASB issued ASU 2016-17, “Consolidation (Topic 810): Interests Held Through Related Parties That Are Under Common Control” (“ASU 2016-17”). ASU 2016-17 amends the guidance issued with ASU 2015-02 in order to make it less likely that a single decision maker would individually meet the characteristics to be the primary beneficiary of a Variable Interest Entity ("VIE"). When a decision maker or service provider considers indirect interests held through related parties under common control, they perform two steps. The second step was amended with this guidance to say that the decision maker should consider interests held by these related parties on a proportionate basis when determining the primary beneficiary of the VIE rather than in their entirety as was called for in the previous guidance. This ASU will be effective for fiscal years beginning after December 15, 2016 (year ending June 30, 2018 for the Company), and early adoption is not permitted. The Company is currently evaluating the effects of adopting ASU 2016-17 on its consolidated financial statements but the adoption is not expected to have a significant impact as of the filing of this report.

13

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017 (quarter ending September 30, 2018 for the Company), including interim periods within those periods. The Company is currently evaluating the impact of adopting ASU 2017-01 on its consolidated financial statements but the adoption is not expected to have a significant impact as of the filing of this report.

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This pronouncement is effective for annual reporting periods beginning after December 15, 2017 (quarter ending September 30, 2018 for the Company). Early adoption is permitted. The Company is currently evaluating the effects of adopting ASU 2017-09 on its consolidated financial statements but the adoption is not expected to have a significant impact as of the filing of this report.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

14

4.	Financial Instruments and Fair Value Measurement

The carrying values of cash, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses in the Company’s condensed consolidated balance sheets approximated their fair values as of September 30, 2017 and June 30, 2017 due to their short-term nature. The carrying value of the capital lease obligation approximated its fair value as of September 30, 2017 and June 30, 2017 as the interest rate used to discount the lease payments approximated market.

5.	Fixed Assets

iBio CDMO is leasing its facility in Bryan, Texas as well as certain equipment from the Second Eastern Affiliate under a 34-year sublease. See Note 8 for more details of the terms of the sublease.

The economic substance of the sublease is that the Company is financing the acquisition of the facility and equipment and, accordingly, the facility and equipment are recorded as assets and the lease is recorded as a liability. As the sublease involves real estate and equipment, the Company separated the equipment component and accounted for the facility and equipment as if each was leased separately.

The following table summarizes by category the gross carrying value and accumulated depreciation of fixed assets (in thousands):

	September 30, 2017	June 30, 2017
Facility under capital lease	$20,000	$20,000
Equipment under capital lease	6,000	6,000
Facility improvements	340	332
Medical equipment	914	905
Office equipment and software	256	256
	27,510	27,493
Accumulated depreciation – assets under capital lease	(2,111)	(1,805)
Accumulated depreciation – other	(131)	(99)
	(2,242)	(1,904)
Net fixed assets	$25,268	$25,589

Depreciation expense was approximately $338,000 and $324,000 for the three months ended September 30, 2017 and 2016, respectively. Depreciation of the assets under the capital lease amounted to approximately $306,000 and $311,000 for the three months ended September 30, 2017 and 2016, respectively.

6.	Intangible Assets

The Company has two categories of intangible assets – patents and other intellectual property. Intellectual property consists of all technology, know-how, data, and protocols for producing targeted proteins in plants and related to any products and product formulations for pharmaceutical uses and for other applications. Intellectual property includes, but is not limited to, certain technology for the development and manufacture of novel vaccines and therapeutics for humans and certain veterinary applications acquired in December 2003 from Fraunhofer USA Inc., acting through its Center for Molecular Biotechnology (“Fraunhofer”), pursuant to a Technology Transfer Agreement, as amended (the “TTA”). The Company designates such technology further developed by and acquired from Fraunhofer as iBioLaunch™ technology or as iBioModulator™ technology. The value on the Company’s books attributed to patents owned or controlled by the Company is based only on payments for services and fees related to the protection of the Company’s patent portfolio. The intellectual property also includes certain trademarks.

In January 2014, the Company entered into a license agreement with a U.S. university whereby iBio acquired exclusive worldwide rights to certain issued and pending patents covering specific candidate products for the treatment of fibrosis (the “Licensed Technology”). The license agreement provides for payment by the Company of a license issue fee, annual license maintenance fees, reimbursement of prior patent costs incurred by the university, payment of a milestone payment upon regulatory approval for sale of a first product, and annual royalties on product sales. In addition, the Company has agreed to meet certain diligence milestones related to product development benchmarks. As part of its commitment to the diligence milestones, the Company successfully commenced production of a plant-made peptide comprising the Licensed Technology before March 31, 2014. The next milestone – filing a New Drug Application with the FDA or foreign equivalent covering the Licensed Technology (“IND”) – initially became due on December 1, 2015, and on August 11, 2016, the agreement was amended and subsequent six-month extensions have been automatically granted extending the due date until December 31, 2017.

15

The Company accounts for intangible assets at their historical cost and records amortization utilizing the straight-line method based upon their estimated useful lives. Patents are amortized over a period of 10 years and other intellectual property is amortized over a period from 16 to 23 years. The Company reviews the carrying value of its intangible assets for impairment whenever events or changes in business circumstances indicate the carrying amount of such assets may not be fully recoverable. Evaluating for impairment requires judgment, and recoverability is assessed by comparing the projected undiscounted net cash flows of the assets over the remaining useful life to the carrying amount. Impairments, if any, are based on the excess of the carrying amount over the fair value of the assets. There were no impairment charges during Fiscal 2018 and Fiscal 2017.

The following table summarizes by category the gross carrying value and accumulated amortization of intangible assets (in thousands):

	September 30, 2017	June 30, 2017
Intellectual property – gross carrying value	$3,100	$3,100
Patents – gross carrying value	2,364	2,346
	5,464	5,446
Intellectual property – accumulated amortization	(2,127)	(2,088)
Patents – accumulated amortization	(1,580)	(1,535)
	(3,707)	(3,623)
Net intangible assets	$1,757	$1,823

Amortization expense was approximately $85,000 and $88,000 for the three months ended September 30, 2017 and 2016, respectively.

7.	Significant Vendors

Novici Biotech, LLC

In January 2012, the Company entered into an agreement with Novici Biotech, LLC (“Novici”) in which iBio’s President is a minority stockholder. Novici performs laboratory feasibility analyses of gene expression, protein purification and preparation of research samples. In addition, the Company and Novici collaborate on the development of new technologies and product candidates for exclusive worldwide commercial use by the Company. The accounts payable balance includes amounts due to Novici of approximately $56,000 and $87,000 at September 30, 2017 and June 30, 2017, respectively. Research and development expenses related to Novici were approximately $176,000 and $239,000 for the three months ended September 30, 2017 and 2016, respectively.

Fraunhofer

Previously, Fraunhofer was the Company’s most significant vendor solely on the basis of the three-party Yellow Fever vaccine development program among Fiocruz/Bio-Manguinhos, the Company, and Fraunhofer (described in greater detail below). The accounts payable balance under this three-party agreement includes amounts due Fraunhofer of approximately $75,000 as of both September 30, 2017 and June 30, 2017. See Note 14 – Commitments and Contingencies.

On January 4, 2011, the Company entered into the Collaboration and License Agreement (the “CLA”) which is a three-party agreement involving the Company, Fraunhofer and Fiocruz, a public entity, member of the Indirect Federal Public Administration and linked to the Health Ministry of Brazil, acting through its unit Bio-Manguinhos. The CLA provides for the development of a Yellow Fever vaccine to be manufactured and distributed within Latin America and Africa by Fiocruz. The CLA was supplemented by a bilateral agreement between iBio and Fraunhofer dated December 27, 2010 in which the Company engaged Fraunhofer as a contractor to provide the research and development services (both, together, the “Agreement”). The services were billed to Fiocruz at Fraunhofer’s cost, so the Company’s revenue was equivalent to expense and there was no profit.

On June 12, 2014, Fiocruz, Fraunhofer and iBio executed an amendment to the CLA (the “Amended Agreement”) which provides for revised research and development, work plans, reporting, objectives, estimated budget, and project billing process. In Fiscal 2018 and Fiscal 2017, under the Amended Agreement, the Company recognized revenue of $0 and $62,000, respectively, for work performed for Fiocruz pursuant to the Amended Agreement by the Company’s subcontractor, Fraunhofer, and recognized research and development expenses of the same amount due Fraunhofer for that work. iBio and Fiocruz are currently evaluating plans for further collaboration without prospective reliance on older Fraunhofer-derived technology and data.

In September 2013, the Company and Fraunhofer completed the Terms of Settlement for the TTA Seventh Amendment (the “Settlement Agreement”). Under the terms of the Settlement Agreement various contractual obligations existing at June 30, 2013 were released, terminated or modified. See Note 14 - Commitments and Contingencies for significant modifications.

On March 17, 2015, the Company filed a Verified Complaint in the Court of Chancery of the State of Delaware against Fraunhofer and Vidadi Yusibov, Fraunhofer's Executive Director. On November 3, 2017, the Company filed a Verified Complaint in the Court of Chancery of the State of Delaware against Fraunhofer-Gesellschaft, the European unit of Fraunhofer. This complaint follows iBio’s pending litigation filed in March 2015 against Fraunhofer USA, Inc., the U.S. unit of Fraunhofer. See Note 14 - Lawsuits for additional information.

16

8.	Capital Lease Obligation

As discussed above, iBio CDMO is leasing its facility in Bryan, Texas as well as certain equipment from the Second Eastern Affiliate under a 34-year sublease (the “Sublease”). iBio CDMO began operations at the facility on December 22, 2015 pursuant to agreements between iBio CDMO and the Second Eastern Affiliate granting iBio CDMO temporary rights to access the facility. These temporary agreements were superseded by the Sublease Agreement, dated January 13, 2016, between iBio CDMO and the Second Eastern Affiliate. The 34-year term of the Sublease may be extended by iBio CDMO for a ten-year period, so long as iBio CDMO is not in default under the Sublease. Under the Sublease, iBio CDMO is required to pay base rent at an annual rate of $2,100,000, paid in equal quarterly installments on the first day of each February, May, August and November. The base rent is subject to increase annually in accordance with increases in the Consumer Price Index (“CPI”). The base rent under the Second Eastern Affiliate’s ground lease for the property is subject to adjustment, based on an appraisal of the property, in 2030 and upon any extension of the ground lease. The base rent under the Sublease will be increased by any increase in the base rent under the ground lease as a result of such adjustments. iBio CDMO is also responsible for all costs and expenses in connection with the ownership, management, operation, replacement, maintenance and repair of the property under the Sublease.

In addition to the base rent, iBio CDMO is required to pay, for each calendar year during the term, a portion of the total gross sales for products manufactured or processed at the facility, equal to 7% of the first $5,000,000 of gross sales, 6% of gross sales between $5,000,001 and $25,000,000, 5% of gross sales between $25,000,001 and $50,000,000, 4% of gross sales between $50,000,001 and $100,000,000, and 3% of gross sales between $100,000,001 and $500,000,000. However, if for any calendar year period from January 1, 2018 through December 31, 2019, iBio CDMO’s applicable gross sales are less than $5,000,000, or for any calendar year period from and after January 1, 2020, its applicable gross sales are less than $10,000,000, then iBio CDMO is required to pay the amount that would have been payable if it had achieved such minimum gross sales and shall pay no less than the applicable percentage for the minimum gross sales for each subsequent calendar year. Percentage rent amounted to $17,000 and $16,000 for the three months ended September 30, 2017 and 2016, respectively.

Interest expense incurred under the capital lease obligation amounted to approximately $480,000 and $484,000 for the three months ended September 30, 2017 and 2016, respectively.

Future minimum payments under the capitalized lease obligation are due as follows:

Fiscal period ending on September 30,:	Principal	Interest	Total
2018	$186,593	$1,913,407	$2,100,000
2019	201,198	1,898,802	2,100,000
2020	216,947	1,883,053	2,100,000
2021	233,928	1,866,072	2,100,000
2022	252,238	1,847,762	2,100,000
Thereafter	24,129,294	33,620,706	57,750,000

Total minimum lease payments	25,220,198	$43,029,802	$68,250,000
Less: current portion	(186,593)
Long-term portion of minimum lease obligations	$25,033,605

9.	Stockholders’ Equity

Preferred Stock

The Company’s Board of Directors is authorized to issue, at any time, without further stockholder approval, up to 1 million shares of preferred stock. The Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred stock.

iBio CMO Preferred Tracking Stock

On February 23, 2017, the Company entered into an exchange agreement with the Eastern Affiliate pursuant to which the Company acquired substantially all of the interest in iBio CDMO held by the Eastern Affiliate and issued one share of a newly created iBio CMO Preferred Tracking Stock, par value $0.001 per share (the “Preferred Tracking Stock”), in exchange for 29,990,000 units of limited liability company interests of iBio CDMO held by the Eastern Affiliate at an original issue price of $13 million. After giving effect to the transactions contemplated in the Exchange Agreement, the Company owns 99.99% and the Eastern Affiliate owns 0.01% of iBio CDMO.

As described below under “Eastern – Share Purchase Agreements,” on January 13, 2016, the Company entered into a share purchase agreement with Eastern which contained a three-year standstill agreement restricting additional acquisitions of the Company’s equity by Eastern and its controlled affiliates to limit its beneficial ownership of the Company’s outstanding shares of common stock to a maximum of 38%, absent the approval by a majority of the Company’s Board of Directors. With respect to the standstill agreement, the Company’s Board of Directors, acting unanimously, invited the Eastern Affiliate to enter into the Exchange Agreement and approved the issuance of one share of the Company’s Preferred Tracking Stock to the Eastern Affiliate.

17

On February 23, 2017, the Board of Directors of the Company created the Preferred Tracking Stock out of the Company’s 1 million authorized shares of preferred stock. Terms of the Preferred Tracking Stock include the following:

1.	The Preferred Tracking Stock accrues dividends at the rate of 2% per annum on the original issue price. Accrued dividends are cumulative and are payable if and when declared by the Board of Directors, upon an exchange of the shares of Preferred Tracking Stock and upon a liquidation, winding up or deemed liquidation (such as a merger) of the Company. As of June 30, 2017, no dividends have been declared. Accrued dividends total approximately $156,000 at September 30, 2017.

2.

The holders of Preferred Tracking Stock, voting separately as a class, are entitled to approve by the affirmative vote of a majority of the shares of Preferred Tracking Stock outstanding any amendment, alteration or repeal of any of the provisions of, or any other change to, the Certificate of Incorporation of the Company or the Certificate of Designation that adversely affects the rights, powers or privileges of the Preferred Tracking Stock, any increase in the number of authorized shares of Preferred Tracking Stock, the issuance or sale of any additional shares of Preferred Tracking Stock or any securities convertible into or exercisable or exchangeable for Preferred Tracking Stock, the creation or issuance of any shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Tracking Stock, or the reclassification or alteration of any existing security of the Company that is junior to or pari passu with the Preferred Tracking Stock, if such reclassification or alteration would render such other security senior to the Preferred Tracking Stock.

3.	Except as required by applicable law, the holders of Preferred Tracking Stock have no other voting rights.

4.	No dividend may be declared or paid or set aside for payment or other distribution declared or made upon the Company’s common stock and no common stock may be redeemed, purchased or otherwise acquired for any consideration by the Company unless all accrued dividends on all outstanding shares of Preferred Tracking Stock are paid in full.

At the election of the Company or holders of a majority outstanding shares of Preferred Tracking Stock, each outstanding share of Preferred Tracking Stock may be exchanged for 29,990,000 units of limited liability company interests of iBio CDMO. Such exchange may be effected only after March 31, 2018, or in connection with a winding up, liquidation or deemed liquidation (such as a merger) of the Company or iBio CDMO. In addition, such exchange will take effect upon a change in control of iBio CDMO.

Common Stock

As of September 30, 2017 and 2016, the Company was authorized to issue up to 175 million shares of common stock.  As of September 30, 2017, the Company had reserved up to 15 million shares of common stock for incentive compensation (stock options and restricted stock). No shares are reserved for the exercise of warrants.

Recent issuances of common stock include the following:

Lincoln Park Purchase Agreement

On July 24, 2017, we entered into the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16.0 million of the Company’s common stock (subject to certain limitations) from time to time over the 36-month term of the agreement. We also entered into a registration rights agreement with Lincoln Park pursuant to which the Company filed with the Securities and Exchange Commission (the “SEC”) the registration statement to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. The registration statement was effective as of August 11, 2017.

As a result, on July 24, 2017, 1,200,000 newly issued shares of the Company’s common stock, equal to three percent of the $16 million availability, were issued to Lincoln Park as consideration for Lincoln Park’s commitment to purchase shares of the Company’s common stock under the agreement, and 2,500,000 newly issued shares of common stock, valued at $0.40 per share, were sold to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000.

Under the terms and subject to the conditions of the Lincoln Park Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to, an additional $15.0 million worth of shares of the Company’s common stock. Such future sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s option, over the 36-month term of the agreement.

As contemplated by the Lincoln Park Purchase Agreement, and so long as the closing price of the Company’s common stock exceeds $0.25 per share, then the Company may direct Lincoln Park, at its sole discretion to purchase up to 100,000 shares of its common stock on any business day, provided that one business day has passed since the most recent purchase. The price per share for such purchases will be equal to the lower of: (i) the lowest sale price on the applicable purchase date and (ii) the arithmetic average of the three (3) lowest closing sale prices for the Company’s common stock during the ten (10) consecutive business days ending on the business day immediately preceding such purchase date (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction that occurs on or after the date of the purchase agreement). The maximum amount of shares subject to any single regular purchase increases as the Company’s share price increases, subject to a maximum of $1.0 million.

18

In addition to regular purchases, the Company may also direct Lincoln Park to purchase other amounts as accelerated purchases or as additional purchases if the closing sale price of the common stock exceeds certain threshold prices as set forth in the purchase agreement. In all instances, the Company may not sell shares of its common stock to Lincoln Park under the purchase agreement if it would result in Lincoln Park beneficially owning more than 9.99% of its common stock. There are no trading volume requirements or restrictions under the purchase agreement nor any upper limits on the price per share that Lincoln Park must pay for shares of common stock.

The Lincoln Park Purchase Agreement and the registration rights agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the purchase agreement at any time, at no cost or penalty. During any “event of default” under the purchase agreement, all of which are outside of Lincoln Park’s control, Lincoln Park does not have the right to terminate the purchase agreement; however, the Company may not initiate any regular or other purchase of shares by Lincoln Park, until such event of default is cured. In addition, in the event of bankruptcy proceedings by or against the Company, the purchase agreement will automatically terminate.

Actual sales of shares of common stock to Lincoln Park under the purchase agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. Lincoln Park has no right to require any sales by the Company, but is obligated to make purchases from the Company as it directs in accordance with the purchase agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares.

Aspire Capital – 2015 Facility

On May 15, 2015, the Company entered into a common stock purchase agreement (the “2015 Aspire Purchase Agreement”) with Aspire Capital, pursuant to which the Company has the option to require Aspire Capital to purchase up to an aggregate of $15.0 million of shares of the Company’s common stock (the “Purchase Shares”) upon and subject to the terms of the 2015 Aspire Purchase Agreement.  In consideration for entering into the purchase agreement, Aspire Capital received a commitment fee of 450,000 shares (the “Commitment Shares”). No shares have been sold under the 2015 Facility as of the date of the filing of this report and the 2015 Aspire Purchase Agreement was terminated on July 21, 2017.

19

Eastern – Share Purchase Agreements

On January 13, 2016, the Company entered into a share purchase agreement with Eastern pursuant to which Eastern agreed to purchase 3,500,000 shares of the Company’s common stock at a price of $0.622 per share. The Company received proceeds of $2,177,000 and the shares were issued on January 25, 2016. In addition, Eastern agreed to exercise warrants it had previously acquired to purchase 1,784,000 shares of the Company’s common stock at an exercise price of $0.53 per share. The Company received proceeds of approximately $945,000 from the exercise of the warrants and the shares were issued on January 25, 2016.

On January 13, 2016, the Company entered into a separate share purchase agreement with Eastern pursuant to which Eastern agreed to purchase 6,500,000 shares of the Company’s common stock at a price of $0.622 per share, subject to the approval of the Company’s stockholders. The Company’s stockholders approved the issuance of the 6,500,000 shares to Eastern at the Company’s annual meeting on April 7, 2016. On April 13, 2016, the Company issued the 6,500,000 shares and received proceeds of $4,043,000. These shares are subject to a three-year standstill agreement which restricts additional acquisitions of the Company’s equity by Eastern and its controlled affiliates to limit its beneficial ownership of the Company’s outstanding shares of common stock to a maximum of 38%, absent the approval by a majority of the Company’s Board of Directors.

On February 23, 2017, the Company entered into an exchange agreement with the Eastern Affiliate pursuant to which the Company acquired substantially all of the interest in iBio CDMO held by the Eastern Affiliate and issued one share of a newly created iBio CMO Preferred Tracking Stock, par value $0.001 per share (the “Preferred Tracking Stock”), in exchange for 29,990,000 units of limited liability company interests of iBio CDMO held by the Eastern Affiliate at an original issue price of $13 million. After giving effect to the transactions contemplated in the Exchange Agreement, the Company owns 99.99% and the Eastern Affiliate owns 0.01% of iBio CDMO.

10.	Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing the net income (loss) allocated to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For purposes of calculating diluted earnings (loss) per common share, the denominator includes both the weighted-average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive. Dilutive common stock equivalents potentially include stock options and warrants using the treasury stock method. The following table summarizes the components of the earnings (loss) per common share calculation (in thousands, except per share amounts):

	Three Months ended September 30,
	2017	2016
Basic and diluted numerator:

Net loss attributable to iBio, Inc. stockholders	$(3,826)	$(3,061)
Preferred stock dividends	(66)	—
Net loss available to iBio, Inc. stockholders	$(3,892)	$(3,061)

Basic and diluted denominator:

Weighted-average common shares outstanding	91,853	89,109

Per share amount	$(0.04)	$(0.03)

In Fiscal 2018 and Fiscal 2017, the Company incurred net losses which cannot be diluted; therefore, basic and diluted loss per common share is the same. As of September 30, 2017 and 2016, shares issuable which could potentially dilute future earnings included approximately 13.6 million and 12.3 million stock options, respectively.

11.	Share-Based Compensation

The following table summarizes the components of share-based compensation expense in the condensed consolidated statements of operations (in thousands):

	Three Months Ended September 30,
	2017	2016
Research and development	$14	$6
General and administrative	191	259
Total	$205	$265

20

Stock Options

On August 12, 2008, the Company adopted the iBioPharma 2008 Omnibus Equity Incentive Plan (the “Plan”) for employees, officers, directors and external service providers. The original Plan provided that the Company may grant options to purchase stock and/or make awards of restricted stock up to an aggregate amount of 10 million shares. On December 18, 2013, the Plan was amended to increase the number of shares reserved for awards under the Plan from 10 million to 15 million. As of September 30, 2017, there were approximately 1.45 million shares of common stock reserved for future issuance under the Plan. Stock options granted under the Plan may be either incentive stock options (as defined by Section 422 of the Internal Revenue Code of 1986, as amended) or non-qualified stock options at the discretion of the Board of Directors. Vesting of service awards occurs ratably on the anniversary of the grant date over the service period, generally three or five years, as determined at the time of grant. Vesting of performance awards occurs when the performance criteria have been satisfied. The Company uses historical data to estimate forfeiture rates.

Issuance of stock options during Fiscal 2018 were as follows:

On July 1, 2017, the Company granted stock options to an employee to purchase 50,000 shares of common stock. These options vest ratably over a three-year service period, expire ten years from the date of grant, and have a weighted-average exercise price of $0.40 per share.

The following table summarizes all stock option activity during Fiscal 2018:

	Stock Options	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of July 1, 2017	13,548,334	$1.21	5.8	$138
Granted	50,000	0.40
Outstanding as of September 30, 2017	13,598,334	$1.21	5.6	$83
Vested and, as of September 30, 2017, expected to vest	13,543,932	$1.21	5.6	$83

Exercisable as of September 30, 2017	10,911,679	$1.30	4.8	$83

The weighted-average grant date fair value of stock options granted during the three months ended September 30, 2017 was $0.34 per share. As of September 30, 2017, there was approximately $922,000 of total unrecognized compensation cost related to non-vested stock options that the Company expects to recognize over a weighted-average period of 1.6 years.

The Company estimated the fair value of options granted using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	2.23%
Dividend yield	0%
Volatility	103.10%
Expected term (in years)	9

12.	Related Party Transactions

Novici Biotech, LLC

In January 2012, the Company entered into an agreement with Novici in which iBio’s President is a minority stockholder. See Note 7.

Agreements with Eastern Capital Limited and its Affiliates

As more fully discussed in Note 9, the Company entered into two share purchase agreements with Eastern and sold 10 million shares of common stock at a price of $0.622 per share. The Company received proceeds of $6,220,000. In addition, Eastern agreed to exercise warrants it had previously acquired to purchase 1,784,000 shares of the Company’s common stock at an exercise price of $0.53 per share. The Company received proceeds of $945,520 from the exercise of the warrants.

Concurrently with the execution of the Purchase Agreements, iBio entered into a contract manufacturing joint venture with an affiliate of Eastern to develop and manufacture plant-made pharmaceuticals through iBio’s recently formed subsidiary, iBio CDMO. The Eastern Affiliate contributed $15.0 million in cash to iBio CDMO, for a 30% interest in iBio CDMO. iBio retained a 70% equity interest in iBio CDMO. As the majority equity holder, iBio has the right to appoint a majority of the members of the Board of Managers that manages the iBio CDMO joint venture. Specified material actions by the joint venture require the consent of iBio and the Eastern Affiliate. iBio contributed to the capital of iBio CDMO a royalty bearing license, which grants iBio CDMO a non-exclusive license to use the iBio’s proprietary technologies for research purposes and an exclusive U.S. license for manufacturing purposes. iBio retains all other rights in its intellectual property, including the right for itself to commercialize products based on its proprietary technologies or to grant licenses to others to do so.

In connection with the joint venture, the Second Eastern Affiliate, which controls the subject property as sublandlord, granted iBio CDMO a 34-year sublease of a Class A life sciences building in Bryan, Texas, on the campus of Texas A&M University, designed and equipped for plant-made manufacture of biopharmaceuticals. Accrued expenses at September 30, 2017 and June 30, 2017 due to the Second Eastern Affiliate amounted to $778,000 and $650,000, respectively. General and administrative expenses related to Second Eastern Affiliate were approximately $184,000 and $167,000 for the quarter ended September 30, 2017 and 2016, respectively. Interest expense related to the Second Eastern Affiliate was approximately $480,000 and $483,000 for the three months ended September 30, 2017 and 2016, respectively. The terms of the Sublease are described in Note 8.

21

A three-year standstill agreement (the “Standstill Agreement”) that took effect upon the issuance of the Eastern Shares pursuant to the 6,500,000 Purchase Agreement restricts additional acquisitions of iBio’s equity by Eastern and its controlled affiliates to limit its beneficial ownership of the Company’s outstanding shares of common stock to a maximum of 38%, absent approval by a majority of the Company’s Board of Directors.

On February 23, 2017, the Company entered into an exchange agreement with the Eastern Affiliate pursuant to which the Company acquired substantially all of the interest in iBio CDMO held by the Eastern Affiliate and issued one share of the iBio CMO Preferred Tracking Stock, par value $0.001 per share (the “Preferred Tracking Stock”), in exchange for 29,990,000 units of limited liability company interests of iBio CDMO held by the Eastern Affiliate at an original issue price of $13 million. After giving effect to the transactions contemplated in the Exchange Agreement, the Company owns 99.99% and the Eastern Affiliate owns 0.01% of iBio CDMO.

Operating Lease with Minority Stockholder

The Company is leasing office space on a month-to-month basis from an entity owned by a minority stockholder of the Company. Rent was $2,200 per month through November 2015, increased to $2,500 per month effective December 2015 and increased again to $7,500 per month effective March 2017. Rent expense totaled $22,500 and $7,500 for the three months ended September 30, 2017 and 2016, respectively.

13.	Income Taxes

The Company recorded no income tax expense for the three months ended September 30, 2017 and 2016 because the estimated annual effective tax rate was zero. As of September 30, 2017, the Company continues to provide a valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that its deferred tax assets will not be realized.

14.	Commitments and Contingencies

Agreements

In September 2013, the Company and Fraunhofer entered into an agreement, the Terms of Settlement for the TTA Seventh Amendment (the “2013 Settlement Agreement”). Under the terms of the 2013 Settlement Agreement, various payment obligations, including accrued payment obligations existing at June 30, 2013, were released, terminated or modified. The significant modifications are of follows:

The Company’s obligation under the TTA, prior to the 2013 Settlement Agreement, to make three $1 million payments to Fraunhofer in April 2013, November 2013, and April 2014 (the “Guaranteed Annual Payments”) was terminated and replaced with an undertaking to engage Fraunhofer for at least $3 million in work requested and directed by iBio before December 31, 2015. As of December 31, 2015, the total engagement of Fraunhofer for such work requested was at least $3.0 million. In addition to the foregoing, the Company sought to engage Fraunhofer for substantial additional other work, but Fraunhofer did not respond to the Company’s requests for proposals for such work.

The Company’s obligation to remit to Fraunhofer minimum annual royalty payments in the amount of $200,000 was terminated. Instead, the 2013 Settlement Agreement provided that, for a period of up to 15 years, the Company would pay Fraunhofer one percent (1%) of all receipts derived by the Company from sales of products produced utilizing the iBioLaunch™ or iBioModulator™ technology and ten percent (10%) of all receipts derived by the Company from licensing those technologies to third parties. The 2013 Settlement Agreement provided for royalty payments to Fraunhofer only on technology license revenues that iBio actually would receive, and on revenues from actual sales by iBio of products derived from the technology developed by Fraunhofer under the TTA, until the later of November 2023 or until such time as the aggregate royalty payments totaled at least $4 million. All new intellectual property invented by Fraunhofer during the period of the TTA is owned by and was required to be transferred to iBio, and Fraunhofer was required to make technology transfer, which Fraunhofer refused to perform. In the lawsuit against Fraunhofer, iBio is seeking rescission of these royalty provisions of the 2013 Settlement Agreement. In any event, the 2013 Settlement Agreement does not apply to, and the Company has no financial obligations to Fraunhofer with respect to, the Company’s use of, or revenues derived from, technologies developed independently of Fraunhofer.

On June 12, 2014, Fiocruz, Fraunhofer and iBio executed an amendment to the CLA (the “Amended Agreement”) to create a new research and development plan for the development of a recombinant Yellow Fever vaccine providing revised reporting, objectives, estimated budget, and project billing process. By its execution of the Amended Agreement, iBio again engaged Fraunhofer to act as the Company’s subcontractor for performance of research and development services for the new research and development plan covered by the Amended Agreement and to have Fraunhofer bill Fiocruz directly on behalf of the Company at the rates, amounts and times provided in the Amended Agreement with the proceeds of such billings and only the proceeds paid to Fraunhofer for its services so the Company’s expense is equal to its revenue and no profit would be recognized for these activities under the Amended Agreement. For the year ended June 30, 2015, $2.1 million in research and development services were performed by Fraunhofer for the Company pursuant to the amended CLA. As of December 31, 2015, the total engagement of Fraunhofer for work requested by iBio was at least $3.0 million. See Note 7 - Significant Vendors for additional information. In addition to the foregoing, the Company sought to engage Fraunhofer for substantial additional other work, but Fraunhofer did not respond to the Company’s requests for proposals for such work.

On January 14, 2014 (the “Effective Date”), the Company entered into an exclusive worldwide License Agreement (“LA”) with the University of Pittsburgh (“UP”) covering all of the U.S. and foreign patents and patent applications and related intellectual property owned by UP pertinent to the use of endostatin peptides for the treatment of fibrosis. The Company paid an initial license fee of $20,000 and is required to pay all of UP’s patent prosecution costs that were incurred prior to, totaling $30,627, and subsequent to the Effective Date. On each anniversary date the Company is to pay license fees ranging from $25,000 to $150,000 for the first five years and $150,000 on each subsequent anniversary date until the first commercial sale of the licensed technology. Beginning with commercial sales of the technology or approval by the FDA or foreign equivalent, the Company will be required to pay milestone payments, royalties and a percentage of any non-royalty sublicense income to UP.

22

On December 30, 2013, the Company entered into a Project Agreement with the Medical University of South Carolina (“MUSC”) providing for the performance of research and development services by MUSC related to peptides for the treatment of fibrosis. The agreement requires the Company to make payments totaling $78,000 through December 1, 2014 and provides the Company with certain intellectual property rights. Effective September 1, 2014, the Company and MUSC executed an Amendment to the agreement. The Amendment extended the term of the agreement to December 31, 2015 and increased the total payments due MUSC from the Company by $161,754.

Lawsuits

On March 17, 2015, the Company filed a Verified Complaint in the Court of Chancery of the State of Delaware against Fraunhofer and Vidadi Yusibov (“Yusibov”), Fraunhofer’s Executive Director, seeking monetary damages and equitable relief based on Fraunhofer’s material and continuing breaches of their contracts with the Company. On September 16, 2015, the Company voluntarily dismissed its action against Yusibov, without prejudice, and thereafter on September 29, 2015, the Company filed a Verified Amended Complaint against Fraunhofer alleging material breaches of its agreements with the Company and seeking monetary damages and equitable relief against Fraunhofer. The Court bifurcated the action to first resolve the threshold question in the case–the scope of iBio’s ownership of the technology developed or held by Fraunhofer–before proceeding with the rest of the case and the parties stipulated their agreement to that approach. After considering the parties’ written submissions and oral argument, the Court resolved the threshold issue in favor of iBio on July 29, 2016, holding that iBio owns all proprietary rights of any kind to all plant-based technology of Fraunhofer developed or held as of December 31, 2014, including know-how, and was entitled to receive a technology transfer from Fraunhofer. Fraunhofer’s motion to dismiss iBio’s contract claims was denied by the Court on February 24, 2017. The Court at that time also granted, over Fraunhofer’s opposition, iBio’s motion to supplement and amend the Complaint to add additional state law claims against Fraunhofer. Fraunhofer filed an answer and counterclaims in March 2017, but in May 2017, Fraunhofer obtained new counsel, and with iBio’s agreement (as a matter of procedure), filed an amended answer and amended counterclaims in July 2017.  The Company replied to those counterclaims on August 9, 2017 and included certain counter-counterclaims, which Fraunhofer moved to dismiss on August 30, 2017. In November 2017, the Company engaged new counsel to further lead its litigation efforts, and on November 3, 2017, the Company filed a Verified Complaint in the Court of Chancery of the State of Delaware against Fraunhofer-Gesellschaft, the European unit of Fraunhofer. This complaint follows iBio’s pending litigation filed in March 2015, described above, against Fraunhofer USA, Inc., the U.S. unit of Fraunhofer. The parties have continued to proceed with written discovery. The Company is unable to predict the further outcome of this action at this time.

15.	Segment Reporting

In accordance with FASB ASC 280, “Segment Reporting,” the Company discloses financial and descriptive information about its reportable segments. The Company operates in two segments, iBio, Inc. and iBio CDMO. Management has determined that the activity of iBio CDMO should be segregated as a separate segment and that the activity of iBio Brazil is currently immaterial and is to be included in the activity of iBio, Inc. These segments are components of the Company about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

23

Three Months Ended September 30, 2017 (in thousands)	iBio, Inc.	iBio CDMO	Eliminations	Total

Revenues - external customers	$84	$38	$-	$122
Revenues – intersegment	301	210	(511)	-
Research and development	618	484	(117)	985
General and administrative	1,099	1,698	(299)	2,498
Operating loss	(1,332)	(2,029)	-	(3,361)
Interest expense	-	(480)	-	(480)
Interest and other income	12	2	-	14
Consolidated net loss	(1,321)	(2,506)	-	(3,827)
Total assets	18,810	27,485	(12,862)	33,433
Fixed assets, net	7	25,261	-	25,268
Intangible assets, net	1,757	-	-	1,757
Depreciation expense	1	337	-	338
Amortization of intangible assets	85	-	-	85

Three Months Ended September 30, 2016 (in thousands)	iBio, Inc.	iBio CDMO	Eliminations	Total

Revenues - external customers	$86	$49	$-	$135
Revenues – intersegment	152	182	(334)	-
Research and development	684	321	(185)	820
General and administrative	1,347	1,271	(149)	2,469
Operating loss	(1,793)	(1,361)	-	(3,154)
Interest expense	-	(483)	-	(483)
Interest and other income	18	7	-	25
Consolidated net loss	(1,775)	(1,837)	-	(3,612)
Total assets	11,810	36,330	(49)	48,091
Fixed assets, net	8	25,572	-	25,580
Intangible assets, net	2,023	-	-	2,023
Depreciation expense	1	323	-	324
Amortization of intangible assets	88	-	-	88

24

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following information should be read together with the financial statements and the notes thereto and other information included elsewhere in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended June 30, 2017. Unless the context requires otherwise, references in this Quarterly Report on Form 10-Q to “iBio,” the “Company,” “we,” “us,” or “our” and similar terms mean iBio, Inc.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein regarding our strategy, future operations, financial position, future revenues, projected costs and expenses, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “may”, “plan”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements reflect our current views with respect to future events. Because these forward-looking statements involve known and unknown risks and uncertainties, actual results, performance or achievements could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Quarterly Report on Form 10-Q, as well as in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017. We cannot guarantee any future results, levels of activity, performance or achievements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Quarterly Report on Form 10-Q as anticipated, believed, estimated or expected. The forward-looking statements contained in this Quarterly Report on Form 10-Q represent our estimates as of the date of this Quarterly Report on Form 10-Q (unless another date is indicated) and should not be relied upon as representing our expectations as of any other date. While we may elect to update these forward-looking statements, we specifically disclaim any obligation to do so.

Overview

We are a biotechnology company focused on using our proprietary technologies and production facilities to provide product development and manufacturing services to clients, collaborators and third-party customers as well as developing and commercializing our own product candidates. Our assets and capabilities include proprietary and transformative methods for the development, improvement, and production of biologics using hydroponically grown, transiently-transfected green plants for recombinant protein production.

Our technologies have been successfully used with a diverse range of biopharmaceutical product candidates including products against fibrotic diseases, vaccines, enzyme replacements, monoclonal antibodies, and recombinant versions of marketed products that are currently derived from human blood plasma. iBio technologies have been used to advance development of certain products that have been commercially infeasible to develop with conventional technologies such as Chinese hamster ovary cell systems and microbial fermentation methods. We have also used our technologies to create and produce experimental, proprietary derivatives of pre-existing products with improved properties.

We believe that our technologies and our development and manufacturing capabilities offer clients and collaborators multiple advantages over the use of legacy methods, including increased efficiency in early-stage product screening, more predictable and shorter time frames during preclinical product development and testing, and significant time and cost savings in making the transitions between clinical trial phases and eventual product launch. In addition, our technologies are applicable to both improving process efficiency and also to improving product quality and performance characteristics. We expect demand for our technologies and services to increase steadily and to provide significant revenue opportunities with clients addressing the expanding global market for biopharmaceutical products because the competitive success of new products often depends on improved efficacy and safety or on reduced development time and cost-effective manufacturing processes. We believe our technologies and capabilities deliver these benefits to our collaborators and clients.

We expect to provide services and participate in collaborative development programs with a diverse group of clients and collaborators to enable us to achieve positive cash flow from operations sufficient for use in developing our own product candidates and enabling us to participate in the success of selected products developed jointly with collaborators. Our current product pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including systemic scleroderma and idiopathic pulmonary fibrosis. IBIO-CFB03, based on exclusively in-licensed university patents and newer patent applications filed by iBio, is our lead therapeutic candidate being advanced for IND development. On an ongoing basis, we evaluate product candidate opportunities originating in both academic institutions and corporate research programs, to which iBio technologies can add value, as potential opportunities for iBio.

We developed and implemented a new business model as a result of the ongoing litigation against our original research and development contractor. Our new business model comprises three key elements:

1.	CDMO Facility Activities - the creation of a contract development and manufacturing organization to produce revenue through the provision of services based on our technologies and capabilities;

2.	Product Candidate Pipeline - the advancement of select product candidates developed by iBio or through partnering with collaborators, and

3.	Facility Design and Build-out / Technology Transfer - the design and development for others of facilities based on our new technologies and experience along with the provision of commercial technology transfer.

25

We accomplished the first part of our new business plan through the acquisition of control of the large manufacturing facility that is now controlled and operated by our subsidiary, iBio CDMO LLC (“iBio CDMO” or “CDMO”) (formerly known as iBio CMO, LLC) under a capital lease. The facility includes human resources, laboratory and pilot-scale operations, and large-scale automated hydroponic systems capable of growing over four million plants as “in process inventory” and delivering over 300 kilograms of therapeutic protein active pharmaceutical ingredient per year. The facility capacity can also be doubled by adding additional plant growth equipment in a space already available for that purpose.

We have integrated into our iBio CDMO operations the rights iBio has obtained to certain patented and unpatented technologies developed for it by Novici Biotech LLC, in addition to novel manufacturing methods and processes developed by iBio CDMO. These technologies, methods, and processes are applied by iBio CDMO to a variety of tasks performed for clients, collaborators, and for iBio itself, including product and process development, analytical, and manufacturing services. iBio CDMO is promoting commercial collaborations with third parties on the basis of these technology advantages and plans to work with customers to achieve laboratory scale technical milestones that can form the basis of longer-term manufacturing business arrangements.

In addition to the generation of revenue from services through iBio CDMO, a second goal of our new business model is through partnering and out-licensing of our new technologies, to create opportunities for iBio to share in the successful development and commercialization of selected product candidates by our collaborators and licensees as well as advance our own product candidates. We expect to accomplish this objective through both investments we make to acquire or develop our own proprietary product candidates and also by participating with select customers and collaborators in the value created through the development, with our technologies, and manufacture of their product candidates.  iBio itself is a client of iBio CDMO for further IND advancement of its proprietary products beginning with IBIO-CFB03 for the treatment of a range of fibrotic diseases. iBio will work with iBio CDMO on the production of IBIO-CFB03 for clinical trials and, with clinical success, for commercial launch.

The third element of our new business model is the use of iBio technologies to create and operate manufacturing facilities at substantially lower capital and operating costs. Due to the lower capital and operating cost requirements for biopharmaceutical (both vaccines and therapeutics) production via iBio technologies versus legacy methods, certain corporations and governments that have not already established manufacturing capacity for biologic products are client prospects for both development and for commercial technology transfer services to enable autonomous manufacturing in the market being served. In some cases, we have additional opportunities to increase the value of these uses of our technologies by offering custom facility design services.

26

Results of Operations - Comparison of Three Months ended September 30, 2017 (“Fiscal 2018”) versus September 30, 2016 (“Fiscal 2017”)

Revenue

Our total revenues for the three months ended September 30, 2017 and 2016 were approximately $122,000 and $135,000, respectively, a decrease of approximately $13,000.

Previously, revenue had been attributable to technology services provided to Fiocruz in connection with the development by Fiocruz of a yellow fever vaccine using our iBioLaunch™ technology. To fulfill our obligations, we engaged Fraunhofer as a subcontractor to perform the services required. During 2013, the Company, Fiocruz and Fraunhofer were awaiting approval by the Brazilian government of a contract amendment reflecting the agreed modifications to the work plan. During this waiting period, no revenues were recognized by us in connection with services provided to Fiocruz through the subcontract arrangement with Fraunhofer. In June 2014, we, Fiocruz and Fraunhofer amended their Collaboration and License Agreement reflecting the agreed modifications to the work plan and work was resumed by Fraunhofer for us to continue development of a yellow fever vaccine using our iBioLaunch™ technology.

For the three months ended September 30, 2017, revenue was lower due to no related revenues recognized for the technology services previously performed pursuant to the agreement with Fiocruz offset by an increase in other third-party client services performed by the Company.

Research and development expenses

Research and development expenses for the three months ended September 2017 and 2016 were $985,000 and $820,000, respectively, an increase of approximately $165,000 primarily related to an increase in research and development personnel costs at iBio CDMO offset by the decrease in contracted research expenses with Fiocruz.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2017 and 2016 were approximately $2.5 million and $2.5 million, respectively. General and administrative expenses principally include officer and employee salaries and benefits, depreciation and amortization, professional fees, facility repairs and maintenance, rent, utilities, consulting services, and other costs associated with being a publicly traded company. There was a slight increase resulting from an increase in general and administrative expenses related to the iBio CDMO operations offset by a reduction of legal and consulting expenses incurred by iBio, Inc.

Other Income (Expense)

Other income (expense) for the three months ended September 30, 2017 and 2016 were approximately ($466,000) and ($458,000), respectively.

As discussed above, iBio CDMO’s operations take place in a facility in Bryan, Texas under a 34-year sublease with the Second Eastern Affiliate. Such sublease is treated as a capital lease. For the three months ended September 30, 2017, other income (expense) included interest expense of approximately $480,000 incurred under the capital lease offset by interest and royalty income of approximately $14,000. For the three months ended September 30, 2016, other income (expense) included interest expense of approximately $483,000 incurred under the capital lease offset by interest and royalty income of approximately $25,000.

Net loss attributable to noncontrolling interest

This represents the share of the loss in iBio CDMO for the Eastern Affiliate for the three months ended September 30, 2017 and 2016.

Liquidity and Capital Resources

As of September 30, 2017, we had cash of $5.9 million as compared to $8.1 million as of June 30, 2017.

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $3.0 million for the three months ended September 30, 2017. The decrease in cash was attributable to funding our net loss for the period.

Net Cash Used in Investing Activities

Net cash used in investing activities was approximately $111,000 for the three months ended September 30, 2017. Cash used in investing activities was attributable to the additions of intangible assets of $15,000 and fixed assets primarily for iBio CDMO of $96,000.

27

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $956,000 for the three months ended September 30, 2017, which represented the proceeds from the sale of 2,500,000 shares of our common stock to Lincoln Park Capital Fund, LLC “(Lincoln Park”) for an aggregate purchase price of $1,000,000 (see discussion below) offset against principal payments on our capital lease obligation of $44,000.

Funding Requirements

We have incurred significant losses and negative cash flows from operations since our spin-off from Integrated BioPharma, Inc. in August 2008. As of September 30, 2017, our accumulated deficit was approximately $75.9 million, and we used approximately $3.0 million of cash for operating activities for Fiscal 2018. As of September 30, 2017, cash on hand is approximately $5.9 million which is expected to support the Company’s activities through December 31, 2017.

We plan to fund our future business operations using cash on hand, through proceeds from the sale of additional equity or other securities, including sales of common stock to Lincoln Park (see discussion below) pursuant to the common stock purchase agreement entered into on July 24, 2017, and through proceeds realized in connection with license and collaboration arrangements and the operation of our subsidiary, iBio CDMO. We cannot be certain that such funding will be available on favorable terms or available at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. If we are unable to raise funds when required or on favorable terms, this assumption may no longer be operative, and we may have to: a) significantly delay, scale back, or discontinue the product application and/or commercialization of its proprietary technologies; b) seek collaborators for its technology and product candidates on terms that are less favorable than might otherwise be available; c) relinquish or otherwise dispose of rights to technologies, product candidates, or products that it would otherwise seek to develop or commercialize; or d) possibly cease operations .

On July 24, 2017, we entered into the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16,000,000 of our common stock (subject to certain limitations) from time to time over the 36-month term of the agreement. As a result, on July 24, 2017, 1,200,000 shares of our common stock were issued to Lincoln Park as consideration for Lincoln Park’s commitment to purchase shares of our common stock under the agreement, and 2,500,000 shares of common stock were sold to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000. Despite any further proceeds we may receive pursuant to the Lincoln Park Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans for periods beyond June 30, 2018.

The extent to which we utilize the purchase agreement with Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Lincoln Park under the purchase agreement on any given day and during the term of the agreement is limited. Additionally, we and Lincoln Park may not effect any sales of shares of our common stock under the purchase agreement during the continuance of an event of default under the purchase agreement. Even if we are able to access the full $16.0 million under the purchase agreement, we may still need additional capital to fully implement our business, operating and development plans.

On January 13, 2016, we entered into a contract manufacturing joint venture with the Eastern Affiliate whereby the Eastern Affiliate contributed $15 million in cash for a 30% interest in our subsidiary iBio CDMO. We retained a 70% interest in iBio CDMO. On February 23, 2017, we entered into an exchange agreement with the Eastern Affiliate pursuant to which we acquired substantially all of the interest in iBio CDMO held by the Eastern Affiliate in exchange for one share of the Company’s iBio CMO Preferred Tracking Stock. After giving effect to the transaction, we own 99.99% of iBio CDMO.

On January 13, 2016, we also entered into share purchase agreements with Eastern pursuant to which Eastern agreed to purchase 10 million shares of our common stock at $0.622 per share. The closing for the sale of 3,500,000 of such shares occurred on January 25, 2016. The closing for the remaining 6,500,000 shares occurred in April 2016. In addition, Eastern agreed to exercise warrants it previously acquired to purchase 1,784,000 shares of our common stock at $0.53 per share.

As of the date of the filing of this report, iBio CDMO had received $15 million for the capitalization of iBio CDMO and we had received approximately $7.2 million from Eastern for the acquisition of 10 million shares of common stock and the exercise of the warrants. Prior to the issuance of the shares of common stock pursuant to the purchase agreements with Eastern, Eastern beneficially owned approximately 30% of our common stock, as reported in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the SEC on October 13, 2015, calculated in accordance with the SEC’s beneficial ownership rules. As of the closing of the purchase agreements with Eastern and the simultaneous exercise by Eastern of its warrants to purchase iBio common stock, Eastern beneficially owned approximately 38% of our outstanding shares of common stock. See Note 9 in the consolidated financial statements for a further description of the transactions.

Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually limited purposes. As of September 30, 2017, we were not involved in any SPE transactions.

Critical Accounting Policies and Estimates

A critical accounting policy is one that is both important to the portrayal of a company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

28

Our condensed consolidated financial statements are presented in accordance with U.S. GAAP, and all applicable U.S. GAAP accounting standards effective as of September 30, 2017 have been taken into consideration in preparing the condensed consolidated financial statements. The preparation of condensed consolidated financial statements requires estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Some of those estimates are subjective and complex, and, consequently, actual results could differ from those estimates. The following accounting policies and estimates have been highlighted as significant because changes to certain judgments and assumptions inherent in these policies could affect our condensed consolidated financial statements:

·	Valuation of intellectual property;

·	Revenue recognition;

·	Legal and contractual contingencies;

·	Research and development expenses; and

·	Share-based compensation expenses.

We base our estimates, to the extent possible, on historical experience. Historical information is modified as appropriate based on current business factors and various assumptions that we believe are necessary to form a basis for making judgments about the carrying value of assets and liabilities. We evaluate our estimates on an on-going basis and make changes when necessary. Actual results could differ from our estimates.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, under the direction of our Executive Chairman and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of September 30, 2017. Based upon that evaluation, our Executive Chairman and our Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of September 30, 2017.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, during the quarter ended September 30, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

29

PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

Lawsuits

On March 17, 2015, we filed a Verified Complaint in the Court of Chancery of the State of Delaware against Fraunhofer and Vidadi Yusibov (“Yusibov”), Fraunhofer’s Executive Director, seeking monetary damages and equitable relief based on Fraunhofer’s material and continuing breaches of their contracts with us. On September 16, 2015, we voluntarily dismissed our action against Yusibov, without prejudice, and thereafter on September 29, 2015, we filed a Verified Amended Complaint against Fraunhofer alleging material breaches of its agreements with us and seeking monetary damages and equitable relief against Fraunhofer. The Court bifurcated the action to first resolve the threshold question in the case–the scope of iBio’s ownership of the technology developed or held by Fraunhofer–before proceeding with the rest of the case and the parties stipulated their agreement to that approach. After considering the parties’ written submissions and oral argument, the Court resolved the threshold issue in favor of iBio on July 29, 2016, holding that iBio owns all proprietary rights of any kind to all plant-based technology of Fraunhofer developed or held as of December 31, 2014, including know-how, and was entitled to receive a technology transfer from Fraunhofer. Fraunhofer’s motion to dismiss iBio’s contract claims was denied by the Court on February 24, 2017. The Court at that time also granted, over Fraunhofer’s opposition, iBio’s motion to supplement and amend the Complaint to add additional state law claims against Fraunhofer. Fraunhofer filed an answer and counterclaims in March 2017, but in May 2017, Fraunhofer obtained new counsel, and with iBio’s agreement (as a matter of procedure), filed an amended answer and amended counterclaims in July 2017.  We replied to those counterclaims on August 9, 2017 and included certain counter-counterclaims, which Fraunhofer moved to dismiss on August 30, 2017. In November 2017, we engaged new counsel to further lead our litigation efforts, and on November 3, 2017, we filed a Verified Complaint in the Court of Chancery of the State of Delaware against Fraunhofer-Gesellschaft, the European unit of Fraunhofer. This complaint follows our pending litigation filed in March 2015, described in Note 14, against Fraunhofer USA, Inc., the U.S. unit of Fraunhofer. The parties have continued to proceed with written discovery. We are unable to predict the further outcome of this action at this time.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

On July 24, 2017, we entered into the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16.0 million of the Company’s common stock (subject to certain limitations) from time to time over the 36-month term of the agreement. We also entered into a registration rights agreement with Lincoln Park pursuant to which the Company filed with the SEC the registration statement to register for resale under the Securities Act the shares of common stock that have been or may be issued to Lincoln Park under the Lincoln Park Purchase Agreement. The registration statement was effective as of August 11, 2017.

On July 24, 2017, we sold 2,500,000 newly issued shares of common stock, valued at $0.40 per share, to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000. In addition, we issued 1,250,000 shares of common stock to Lincoln Park, equal to three percent of the $16 million availability, as consideration for Lincoln Park’s commitment to purchase shares of our common stock. The proceeds were used for working capital.

Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

30

Item 6. Exhibits.

Exhibit Number

3.1	Certificate of Incorporation of the Company (1)
3.2	First Amended and Restated Bylaws of the Company (2)
3.3	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc. (3)
4.1	Registration Rights Agreement between iBio, Inc. and Lincoln Park Capital Fund, LLC, dated July 24, 2017(4)
10.1	Purchase Agreement, dated July 24, 2017, between iBio, Inc. and Lincoln Park Capital Fund, LLC (4)
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 *
31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 *
32.1	Certification of Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 *
32.2	Certification of Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
101.INS	XBRL Instance*
101.SCH	XBRL Taxonomy Extension Schema*
101.CAL	XBRL Taxonomy Extension Calculation*
101.DEF	XBRL Taxonomy Extension Definition*
101.LAB	XBRL Taxonomy Extension Labeled*
101.PRE	XBRL Taxonomy Extension Presentation*

(1)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2014 (Commission File No. 001-35023).
(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2009 (Commission File No. 000-53125).
(3)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2017 (Commission File No. 001-35023).
(4)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2017 (Commission File No. 001-35023).
*	Filed herewith.

31

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iBio, Inc.
(Registrant)

Date: November 9, 2017	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman
(Principal Executive Officer)

Date: November 9, 2017	/s/ James P. Mullaney
James P. Mullaney
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

32

Exhibit 31.1

CERTIFICATION PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

I, Robert B. Kay, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 of iBio, Inc. (the registrant);
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within these entities, particularly during the period in which this report is being prepared;
b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c)	evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)	disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2017	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

I, James P. Mullaney, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 of iBio, Inc. (the registrant);
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within these entities, particularly during the period in which this report is being prepared;
b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c)	evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)	disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2017	/s/ James P. Mullaney
James P. Mullaney
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of iBio, Inc. (the Company) for the quarterly period ended September 30, 2017 as filed with the Securities and Exchange Commission on the date hereof (the Report), I, Robert B. Kay, Executive Chairman of the Company, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	November 9, 2017	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman
(Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of iBio, Inc. (the Company) for the quarterly period ended September 30, 2017 as filed with the Securities and Exchange Commission on the date hereof (the Report), I, James P. Mullaney, Chief Financial Officer of the Company, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	November 9, 2017	/s/ James P. Mullaney
James P. Mullaney
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2017

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

001-35023

(Commission File Number)

26-2797813

(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (302) 355-0650

                                                 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐ Emerging growth company

Item 8.01	Other Events.

iBio, Inc., a Delaware corporation (“iBio”), announced on November 6, 2017, that it initiated litigation against Fraunhofer-Gesellschaft (Fraunhofer) by filing a complaint in the Court of Chancery of the State of Delaware to remedy the consequences of Fraunhofer’s fraud and theft of iBio’s technology and intellectual property. This complaint follows iBio’s pending litigation filed in March 2015 against Fraunhofer USA, Inc., the U.S. unit of Fraunhofer, as reported in Item 3 of iBio’s Form 10-K for the year ended June 30, 2017.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 6, 2017, regarding litigation filed by iBio, Inc. against Fraunhofer-Gesellschaft

*Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.

Date: November 7, 2017	By:	/s/ Robert B. Kay
Robert B. Kay
Executive Chairman and CEO

Exhibit 99.1

iBio, Inc. Initiates Litigation Against Fraunhofer-Gesellschaft in Delaware Chancery Court

New York, NY--(November 6, 2017) - iBio, Inc. (NYSE AMERICAN: IBIO), a leading provider of plant-based biotechnology for developing and manufacturing biological products, announced today that it initiated litigation against Fraunhofer-Gesellschaft (Fraunhofer) by filing a complaint in the Court of Chancery of the State of Delaware to remedy the consequences of Fraunhofer’s fraud and theft of iBio’s technology and intellectual property. This complaint follows iBio’s pending litigation filed in March 2015 against Fraunhofer USA, Inc., the U.S. unit of Fraunhofer.

After having engaged units of Fraunhofer for more than a decade to create a commercially viable plant-based method to manufacture biopharmaceuticals exclusively for iBio, iBio learned that Fraunhofer had fraudulently and in willful breach of the parties’ agreements secretly been offering iBio’s proprietary technology to third parties and otherwise exploiting it for Fraunhofer’s own benefit. Meanwhile, Fraunhofer was failing or refusing to perform required technology transfer to iBio of the technology it created exclusively for iBio’s ownership and use. The relief sought by iBio for damages against Fraunhofer, including the U.S. unit, now exceeds $200 million.

Reed Oslan of Kirkland & Ellis LLP will be heading up iBio’s litigation team along with lawyers at Morris, Nichols, Arsht, and Tunnell LLP.

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO, LLC. in Bryan, Texas. The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as "in process inventory" and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year.

iBio applies its technology for the benefit of its clients and the advancement of its own product interests. The Company’s pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, based on the Company's proprietary gene expression technology, is the Company’s lead therapeutic candidate being advanced for IND development.

Further information is available at: www.ibioinc.com

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Source: iBio, Inc.

Media Inquiries:

Kirkland & Ellis LLP

Reed Oslan

roslan@kirkland.com

Investor Inquiries:

ICR, Inc.

Stephanie Carrington

Tel. +1 646-277-1282

stephanie.carrington@icrinc.com

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2017

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

001-35023

(Commission File Number)

26-2797813

(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (302) 355-0650

                                             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.08	Shareholder Director Nominations.

To the extent applicable, the information in Item 8.01 of this Form 8-K is incorporated by reference into this Item 5.08.

Item 8.01	Other Events.

The Board of Directors of iBio, Inc., a Delaware corporation (the “Company”) has established Tuesday, December 19, 2017 as the date of the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”). Because the date of the 2017 Annual Meeting has advanced by more than 30 days from the anniversary date of the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), in accordance with Rule 14a−5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is informing stockholders of such change.

Stockholders of record at the close of business on November 16, 2017 will be entitled to vote at the 2017 Annual Meeting. The time and location of the 2017 Annual Meeting will be as set forth in the Company’s proxy statement for the 2017 Annual Meeting. Because the date of the 2017 Annual Meeting has been changed by more than 30 days from the anniversary of the 2016 Annual Meeting, a new deadline has been set for submission of proposals by stockholders of the Company intended to be included in the Company’s 2017 proxy statement and form of proxy for its 2017 Annual Meeting.

Stockholders of the Company who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, must ensure that such proposal is received by the Company’s Secretary, at 600 Madison Avenue, Suite 1601, New York, NY 10022, on or before the close of business on November 2, 2017, which the Company has determined to be a reasonable time before it expects to begin to print and send its proxy materials. Any such proposal must also meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy materials for the 2017 Annual Meeting. The November 2, 2017 deadline also will apply in determining whether notice of a shareholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c) of the Exchange Act.

In addition, in accordance with the requirements contained in the Company’s Bylaws, stockholders of the Company who wish to bring business before the 2017 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a person for election as a director must ensure that written notice of such proposal (including all of the information specified in the Company’s Bylaws) is received by the Company’s Secretary at the address specified above no later than the close of business on November 2, 2017. Any such proposal must meet the requirements set forth in the Company’s Bylaws in order to be brought before the 2017 Annual Meeting.

Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.
Date: October 23, 2017	By: /s/Robert B. Kay Robert B. Kay Executive Chairman and CEO